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                                                                     EXHIBIT 8.2

                          [ANDREWS & KURTH LETTERHEAD]



                                  June 22, 2000


Santa Fe Snyder Corporation
840 Gessner
Houston, Texas 77024

                                   TAX OPINION

Ladies and Gentlemen:

         We have acted as counsel for Santa Fe Snyder Corporation, a Delaware corporation ("Santa Fe Snyder"), in connection with the agreement and plan of merger, dated as of May 25, 2000 (the "Merger Agreement"), by and between Santa Fe Snyder, Devon Energy Corporation, a Delaware corporation ("Devon"), and Devon Merger Co., a Delaware corporation and wholly-owned subsidiary of Devon ("Merger Co."), pursuant to which Merger Co. will be merged with and into Santa Fe Snyder (the "Merger").

         At your request, in connection with the filing of the registration statement on Form S-4 with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger. In connection with rendering our opinion, we have reviewed the Merger Agreement, the Registration Statement, the joint proxy statement/prospectus which is contained in and made part of the Registration Statement (the "Joint Proxy Statement") and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor.

         We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Registration Statement and the Joint Proxy Statement are true, correct and complete, and will continue to be true, correct and complete through the effective time of the Merger. Finally, we have assumed that the representations and covenants executed on June 22, 2000 on behalf of Devon, Merger Co. and Santa Fe Snyder pursuant to Section 7.2(b) of the Merger Agreement will be true, correct and complete through the effective time of the Merger and that such covenants will be complied with in all material respects.

         The opinions attributable to us in the discussion under the caption "Material United States Federal Income Tax Considerations" in the Joint Proxy Statement included in the Registration



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Statement filed in respect of the transactions contemplated in the Merger
Agreement are our opinion with respect to the matters set forth therein.

         We hereby consent to the references to our firm and this opinion contained in the Joint Proxy Statement included in the Registration Statement. We will confirm this opinion at the effective time of the Merger.



                                        Very truly yours,



                                        /s/ ANDREWS & KURTH L.L.P.